Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

Bionomics Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Fees to Be Paid	Equity	Ordinary Shares, no par value(1)	Rule 457(c)	690,000(2)	$8.29(3)	$5,720,100(3)	0.00011020	$630.36

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					$5,720,100(3)		$630.36

	Total Fees Previously Paid							$633.65

	Total Fee Offsets							N/A

	Net Fee Due							$0.00

(1)

American Depositary Shares (which we refer to as “ADSs”) issuable upon deposit of the ordinary shares registered hereby have been registered pursuant to a separate Registration Statement on Form F-6 (File No. 333-261582), which was declared effective on December 15, 2021. Each ADS represents 180 ordinary shares.

(2)	Includes ordinary shares represented by 90,000 ADSs, which the underwriters have an option to purchase.
(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of shares of ADSs as reported on The Nasdaq Global Market on November 7, 2022.

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